Exhibit 99.1

News Release

L.B. Foster Company Increases Quarterly Dividend

PITTSBURGH, PA (October 31, 2014)—L.B. Foster Company (NASDAQ: FSTR) announced today that its Board of Directors has authorized a $0.04 per share regular quarterly cash dividend on its issued and outstanding shares of common stock.

This represents a $0.01 per share or 33% increase from the previous quarterly dividend. The dividend is payable Friday, December 19, 2014 to shareholders of record at the close of business on December 5, 2014.

There are currently approximately 10.4 million shares outstanding.

About L.B. Foster Company

L.B. Foster is a leading manufacturer, fabricator, and distributor of products and services for the rail, construction, energy and utility markets with locations in North America and Europe. Please visit our website: www.lbfoster.com

The matters discussed in this news release may include forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements. Future dividends will be paid subject to Board of Directors authorization as well as legal and other restrictions. Detailed information on risks and uncertainties which could affect the Company’s operating results and liquidity are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The Company assumes no obligation to update or revise such statements, whether as a result of new information or otherwise, except as required by securities laws.

Contact:
David Russo	Phone: 412.928.3417	L.B. Foster Company
	Email: Investors@Lbfoster.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220